OPERATOR   MANAGEMENT   AGREEMENT

This Operator Management Agreement (this "Agreement") is executed to be effective as of December __, 2012 (the “Effective Date”) between DC Surprise Cinema, LLC, a Delaware limited liability company ("Owner"), and Digital Cinema Destinations Corp., a Delaware corporation ("Operator").

BACKGROUND

A.  Owner is engaged in the business of acquiring and owning movie theaters and Operator has expertise in the management and operation of movie theaters and related activities.

B. Owner desires to retain Operator to provide management services with respect to all aspects of operating, maintaining and managing the theater that is presently owned by Owner and any other theaters that may be acquired by Owner in the future (the “Theaters”), and Operator is willing to provide such management services, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Operator, intending to be legally bound, agree as follows:

ARTICLE I
TERM OF AGREEMENT

1.1 INITIAL PERIOD. This Agreement commences on the Effective Date and shall continue through December 31, 2017 (the "Initial Period"), unless earlier terminated as provided herein.

1.2 RENEWAL PERIOD. This Agreement shall be extended at the option of Owner for one renewal period of five (5) years following the Initial Period (the "Renewal Period"), unless Owner has delivered written notice to Operator at least 180 days, but not more than 365 days prior to the end of the Initial Period, electing not to extend this Agreement for the Renewal Period.

1.3 ADDITIONAL PERIODS. This Agreement shall be extended at the option of either party hereto for one or more additional periods of five (5) years each following the Renewal Period (each an "Additional Period"), unless Owner or Operator have delivered written notice to the other at least 180 days, but not more than 365 days prior to the end of the Renewal Period or the then current Additional Period, as the case may be, electing not to extend this Agreement for an Additional Period.

ARTICLE II
MANAGEMENT OF THEATERS

2.1 ENGAGEMENT OF OPERATOR. Subject to the terms and conditions of this Agreement, (a)  Owner hereby engages Operator as its sole and exclusive agent for operating, maintaining and managing any Theaters owned by Owner during the Initial Period, Renewal Period and any Additional Periods, and (b) Operator hereby accepts such engagement and agrees to fulfill its duties hereunder and to operate, manage, direct, maintain and supervise the Theaters during the Initial Period, Renewal Period and any Additional Period in a good, businesslike manner and at a standard comparable to the theaters operated by Operator on its own behalf or for third parties.

2.2 SPECIFIC DUTIES OF OPERATOR. Subject to the terms and conditions of the Operating Agreement of Owner’s parent, Start Media/Digiplex, LLC, dated as of December 10, 2012, by and between Start Media, LLC and Operator (the “Operating Agreement”), Operator shall have the sole responsibility and sole authority to make any and all decisions with respect to the day-to-day operations at the Theaters. Without limiting the generality of the foregoing, Operator shall have the following duties and authority, all at the expense of the Owner:

(a) Operator shall determine and put into effect all policies with respect to performance at the Theaters, including, without limitation, show times, hours of operation, ticket prices and "goodwill" tickets.

(b) Operator shall keep Owner advised concerning all material aspects of Operator's activities with respect to the management and operation of the Theaters.

(c) Operator shall train theater managers, assistant managers, management trainees and other employees (collectively, the "Employees") sufficient to direct, supervise and staff the Theaters’ operations. Operator shall determine the compensation, fringe benefits and employment duration of all Employees and the assignment of duties to be performed by each Employee, and shall negotiate and settle any labor disputes. Operator shall cause to be procured and maintained adequate workers' compensation insurance or other similar insurance as may be required by law covering the Employees.

(d) Operator shall contract for and purchase, on behalf of and in the name of Owner, all merchandise, materials, supplies and accessories to be used in connection with the operation and maintenance of the Theaters, including without limitation, concessions used in connection with the Theaters.

(e) Operator shall cause to be remitted when due to the proper governmental authorities all taxes on box office admissions that are not measured by net income and all sales taxes on other Theater revenues on behalf of the Owner.

Operator shall also cause all other taxes payable with respect to operation of the Theaters to be remitted when due to the proper governmental authorities, including without limitation, payroll taxes, and shall cause to be timely filed such tax returns as are required with respect to such taxes. Operator shall timely provide to Owner copies of all such tax returns filed and give Owner access to all financial or other records concerning such taxes.

(f) Operator shall obtain and maintain, for itself or on behalf of and in the name of Owner, as the case may be, all licenses, permits and authorizations from any governmental authorities that are necessary for the operation of the Theaters in the manner required by this Agreement.  Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Operator in applying for, obtaining and maintaining all such licenses, permits and authorizations. Operator shall at all times, and at its expense, remain qualified and licensed to do business and be in good standing in the states in which any of the Theaters is located.

(g) Operator shall have the right and duty, on behalf of and in the name of the Owner, to contract for and purchase concessions and concession supplies for the Theatres and to set prices for and sell such concessions and concession supplies; to determine and put into effect advertising and all business policies with respect thereto; and to do and perform any and all things ordinarily required in the operation thereof, all without limitation or prejudice to the right and duty of Operator generally to supervise and manage the operations of the Theaters’ concessions.

(h) Operator shall maintain all insurance coverage customarily carried for comparable theaters in the respective jurisdictions where the Theaters are located, which shall include, but not be limited to, terms, conditions and provisions typically contained in the policies covering the theaters that Operator owns or leases.  Each policy shall cover both Owner and Operator as named insureds, and shall waive any rights of subrogation against any named insured.  Operator shall have the right to maintain such coverage pursuant to policies covering other properties of Operator, provided that the cost of such coverage is allocated to the Theaters in a manner reasonably acceptable to Owner and Operator.

(i) Operator shall immediately notify Owner of any casualty, disaster, loss, damage or injury occurring at any Theater, whether covered by insurance or not. Operator shall not use any Theater, or permit the same to be used, for any purpose which will make void or voidable any such insurance policies. Operator shall, upon request of Owner, assist the Owner in any reasonable manner, as Owner may request, in the settlement of any claim under any such insurance policies.

(j) Operator shall manage the operations of the Theaters in compliance with all applicable laws, regulations and other requirements of all governmental and regulatory entities having jurisdiction over the Theaters (collectively, "Regulatory Requirements"). Operator shall not unreasonably refuse or delay compliance with any specific instructions of Owner that are reasonably necessary to cause any Theater to comply with the Regulatory Requirements.  Owner shall cooperate with Operator in complying with the Regulatory Requirements, including paying all costs of compliance, including, without limitation, the costs of third party consultants and reasonable attorneys' fees.

(k) Operator shall keep, maintain and make available for inspection by any authorized representatives of Owner upon its request, at the principal office of Operator and at reasonable times and intervals, sufficient records and other data and books of account reflecting accurately all cash receipts and disbursements and income and expenditures in the management and operation of the Theaters.  Operator shall provide Owner, prior to the start of each fiscal year a proposed budget for the Theaters for Owner’s approval (any such approved budget, the “Budget”).  In addition, Operator shall provide Owner (at Operator’s expense) with monthly profit and loss statements for each of the Theaters, showing actual vs. budgeted results, in substantially the form attached as Exhibit A hereto, and such other information as Owner reasonably requests regarding the Theaters (the “Monthly Statements”).

(l) To the extent Operator deems necessary in connection with this Agreement, Operator shall enter into contracts on behalf of and in the name of  Owner with architects, engineers, tradesmen and other independent contractors to perform services with respect to the Theaters and supervise the administration, and monitor the performance, of all work to be performed and services to be rendered under all such contracts, and will make  reasonable efforts to arrange that the  terms of any such contracts  be no less favorable with respect to the operations of the Theaters than the terms upon which Operator shall have entered into similar contracts for other theaters that Operator owns or manages, as may be adjusted to reflect regional differences.

(m) On behalf of and in the name of  Owner, Operator shall enter into such service, maintenance and other contracts, or otherwise obtain or provide such service or maintenance as shall be necessary or appropriate for the operation and maintenance of the Theaters, including without limitation, the equipment and systems located in or servicing Theaters, contracts for utilities, elevator maintenance, telephone service, interior cleaning, window cleaning, landscape maintenance, rubbish removal, parking lot maintenance, fuel, heating and air conditioning maintenance, security, and vermin and insect extermination, and shall make  reasonable efforts to enter into such contracts on terms no less favorable than the terms upon which Operator shall have entered into similar contracts with respect to the operations of other theaters that Operator owns or manages, as may be adjusted to reflect regional differences.

(n) On behalf of  Owner (and except to the extent provided below) after Owner shall have approved such measures, Operator shall refurbish, remodel and renovate the Theaters, including all landscaping and parking fields, replace or supplement operating equipment and fixtures and make repairs, in each case as Operator deems reasonably necessary from time to time to preserve the Theaters in good working order and condition; it being understood and agreed that Operator shall be entitled to cause maintenance capital expenditures to be incurred with respect to the Theaters, without Owner’s prior approval, to the extent that such expenditures do not exceed, in the aggregate, in any fiscal year, an amount equal to $3,000 multiplied by the number of screens in the Theaters during such fiscal year.

The items of furnishings, fixtures and equipment so replaced or added shall be and become, forthwith upon acquisition and installation and without further act or action, the property of  Owner and part of the Theaters (except as may otherwise be provided by the applicable lease or state law) . All such replacements and additions shall be purchased on behalf of and in the name of Owner at competitive prices.

(o) On behalf and at the expense of Owner, Operator shall obtain the software for all necessary management information systems and the necessary computer hardware for such systems.

(p) Operator shall manage the Theaters in a manner that is consistent with and does not violate or cause a default under any leases, reciprocal easement agreements, covenants, common area maintenance agreements and other agreements to which  Owner is a party affecting the Theaters, including  any covenants, easements or other restrictions on the use of the Theaters.

(q) Operator shall set programming times and location for the Theaters, subject to the terms of any film licenses restricting Operator's discretion with respect thereto.

(r) Operator shall receive, consider and respond to the complaints of all guests and users of any of the services or facilities of the Theaters.

(s) Operator shall book and license or cause to be licensed on Owner's behalf, films and other attractions for exhibition in the Theaters, including any cooperative advertising with film distributors and alternative content programming, and shall have the sole authority to determine which films, programs or other content shall be exhibited in the Theaters.

(t) Operator shall render the necessary accounting and bookkeeping services generally required in the management of the affairs and operation of the Theaters, provided that the engagement of any third party accountants, attorneys or consultants for services  with respect to the Theaters shall be  pre-approved in writing by Owner, and the expenses of any such third party service providers shall be borne by Owner.

ARTICLE III
COSTS AND EXPENSES

3.1 BANK ACCOUNTS. All monies advanced to the Theaters by the Owner, all Theater revenues and all other funds of  Owner with respect thereto, shall be deposited in a bank account or bank accounts (the "Owner Accounts") designated by  Owner, and, subject to the terms and conditions of the Operating Agreement and in accordance with the Budget, Operator shall have unrestricted use of such funds as are reasonably required to be maintained in the Owner Accounts to reimburse Operator for any costs to be borne by  Owner hereunder, to carry on the operation of the Theaters, and to make payments, on a basis substantially the same as that of Operator in the conduct of its business, of the expenses incurred to carry on the operation of the Theaters.    Owner acknowledges that the operation of the Theaters will require sufficient cash availability on an ongoing basis to enable the business to be properly conducted and that Owner will maintain sufficient funds in the Owner Accounts for such purpose.

3.2 DISBURSEMENTS. Operator shall pay from the Owner Accounts, on behalf of Owner, the costs and expenses of operating the Theaters, including the costs and expenses of third party accountants, attorneys and consultants whose engagement with respect to the Theaters shall have been pre-approved in writing by Owner.  Checks or other documents of withdrawal drawn upon the Owner Accounts shall be signed by representatives of the Operator, as agent for Owner.

3.3 EXPENSES. All costs, expenses, fees and charges with respect to the use, operation or management of the Theaters, including, but not limited to, the costs incurred by Operator in performing its duties under Article II hereof and the cost of film rental payments, advertising, third party legal, third party accounting, tax and professional costs, salaries of managers and all other on-site Employees, shall be borne by Owner. Operator shall not be required or obligated to provide or advance any moneys for any such costs, charges or expenses. However, Operator shall bear and pay all of its own overhead, including the salaries of its own officers, regional supervisory, administrative and accounting personnel.

ARTICLE IV
MANAGEMENT FEES AND REMITTANCE TO OPERATOR

4.1 MANAGEMENT FEE. For the services rendered by Operator hereunder, Owner agrees to pay Operator an annual management fee (the "Management Fee") equal to five percent (5%) of the aggregate “Total Revenues” of the Theaters in each year.  “Total Revenues” for the Theaters shall be determined in accordance with generally accepted accounting principles in the same manner as “Total Revenues” are determined in Operator’s audited financial statements for fiscal year ended June 30, 2012.  The Management Fee shall be payable monthly in advance based upon estimated Total Revenues of the Theaters for the immediately preceding calendar month as set forth in the then most recent Monthly Statement.  Thereafter, the actual results of operations of the Theaters shall be determined by Operator, subject to review by Owner’s independent accounting firm (which shall be EisnerAmper during Owner’s initial fiscal year).  Within 10 business days of the receipt of the reviewed quarterly financial statements for any particular calendar quarter, the Management Fees payable to Operator for such quarterly period shall be determined and the estimated payments previously advanced for the fees for such quarter shall be adjusted to the extent necessary to give effect to the Total Revenues of the Theaters set forth in such reviewed quarterly financial statements.

ARTICLE V
TERMINATION

This Agreement may be terminated only in accordance with this Article.

5.1 TERMINATION FOR CAUSE BY OWNER. The Owner may terminate this Agreement for Cause in accordance with this Section 5.1. The term "Cause" shall mean that (i) Operator has committed any act or acts of bad faith, willful misconduct or gross negligence with respect to its material obligations hereunder or the business or operations of the Theaters; or (ii) Operator has breached this Agreement or failed to satisfy its obligations hereunder in any material respect and such breach or default was not cured within thirty (30) days of receipt of written notice from Owner of such breach or default. However, if a longer period is actually necessary in order to cure the Cause (such longer period not to exceed 90 days), Operator must have commenced to cure the Cause and be diligently pursuing a cure for the Cause, in order to preclude such asserted Cause from being a basis for termination.

5.2 TERMINATION BY OWNER FOR CROSS-DEFAULT.  Owner may terminate this Agreement upon thirty (30) days prior written notice to Operator if an event of default occurs and is continuing under the terms of any management agreement or other agreement between Operator, on the one hand, and Owner or any affiliate of Owner, on the other hand.

5.3 EFFECT OF TERMINATION. If this Agreement is terminated for any reason, any amounts accrued but not yet paid to Operator hereunder shall be payable by Owner at the time of such termination, and any Management Fees that shall have been paid on the basis of estimates of Total Revenues that exceed actual Total Revenues for the applicable period, shall be returned by Operator to the extent of any excess paid.  Upon termination, Operator shall deliver to  Owner the originals of all books, records, contracts and all other documents, certificates, permits or instruments relating to the Theaters.

ARTICLE VI
SUCCESSORS AND ASSIGNS

6.1 ASSIGNMENT BY OPERATOR. Operator shall not assign its rights and obligations under this Agreement without the approval of Owner.  After an assignment of this Agreement following receipt of approval for any assignment as provided for in the preceding sentence, Operator's liability hereunder shall terminate for any of its obligations on the date of such assignment.

6.2 ASSIGNMENT BY OWNER. Owner shall not assign its rights and obligations under this Agreement without the approval of the Operator.  After an assignment of this Agreement following receipt of approval for any assignment as provided for in the preceding sentence, Owner's liability hereunder shall terminate for any of its obligations on the date of such assignment.

6.3 BINDING ON SUCCESSORS. Except as otherwise provided herein, the terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the permitted assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to and shall be appurtenant to and run with the Theaters and shall be binding on any subsequent owner of any interest in the Theaters.

ARTICLE VII
INTELLECTUAL PROPERTY

7.1 THEATRE BRANDING. During the term of this Agreement, the Theaters shall be operated, marketed and branded as a Digiplex theatre. Owner acknowledges that Operator is the owner of a sublicense, and its affiliates own and use all registered names, logos, insignias, trade dress and other intellectual property specified on Exhibit "A" (collectively, the "Digiplex  Rights") in the operation of any Digiplex theatre, including the Theaters.

7.2 GRANT OF LICENSE. Operator hereby grants Owner during the term of this Agreement the conditional, limited and non-exclusive right, without royalties or other consideration, to use the Digiplex Rights in connection with the operation of the Theaters in accordance with this Agreement and for no other purpose. Owner acknowledges and agrees that:

(a) Subject to the terms and conditions of the Operating Agreement, the license granted to Owner hereunder shall not restrict Operator and its affiliates in the use of the Digiplex Rights in any manner, including without limitation, competing with the Theaters, or the Owner or its members.

(b) Owner shall not, by virtue of the operation of the Theaters, acquire any right to any of the Digiplex Rights, and any goodwill derived from use of the Digiplex Rights in connection with the Theaters shall inure to the benefit of Operator and its affiliates.

(c) The license to use the Digiplex Rights granted hereunder shall terminate upon termination of this Agreement, and Operator and its affiliates shall be under no obligation to offer or extend such license for any purpose, upon termination due to sale of the Theaters or otherwise.

(d) Owner shall not contest or dispute Operator and its affiliates' ownership of the Digiplex Rights.

(e) The Theatre shall use only labeling, packaging, advertising, promotional and other items using the Digiplex  Rights that have been approved by Operator to ensure that Owner is maintaining appropriate quality standards regarding the use of the Digiplex Rights in a manner consistent with the quality standards of Operator and its affiliates.

7.3 OPERATOR REPRESENTATIONS. Operator represents and warrants to Owner as follows: (a) Operator is the owner of a sublicense, and its affiliates own and use the Digiplex Rights, (b) Operator has the right to grant Owner the license to use the Digiplex Rights in accordance with the terms of this Agreement, (c) the use of the Digiplex Rights by Owner will not infringe upon any United States or foreign copyright, patent, trade secret or other proprietary right, or misappropriate any trade secret or intellectual property right of any third party and (d) Operator is not a party to any other agreement which would prevent Operator from entering into or performing its obligations under this Agreement.

ARTICLE VIII
GENERAL COVENANTS

8.1 RELEASE OF OPERATOR. Operator, its directors, agents, officers, employees and affiliates, as agents of Owner, shall not be liable to Owner or to any other person or entity for any act or omission committed in the performance of this Agreement unless such act constitutes bad faith, gross negligence, fraud or willful and wanton misconduct. Notwithstanding any other provision of this Agreement, in no event shall Owner make any claims against Operator on account of any alleged errors of judgment made in good faith in the operation of the Theaters.

8.2 INDEMNIFICATION OF OWNER. Operator hereby agrees to defend, indemnify and hold harmless  Owner, its members, agents, directors, employees, officers and affiliates from and against any claim, liability, loss, damage, cost or expense (including reasonable attorneys' fees) arising out of or incurred in connection with (a) Operator's operation of the Theaters in a grossly negligent manner, or arising from Operator's bad faith, material misrepresentation, or fraudulent or willful and wanton misconduct, or (b) Operator's breach of any representation, warranty or covenant contained in this Agreement.

8.3.  INDEMNIFICATION OF OPERATOR.  Owner hereby agrees to indemnify and hold harmless Operator, its agents, directors, employees, officers and affiliates from and against any claim, liability, loss, damage, cost or expense (including reasonable attorneys’ fees) arising out of or incurred in connection with Operator’s guarantee of any obligations of the Theaters pre-approved in writing by Owner, including without limitation, any guarantee of the Theaters’ obligation under any lease of any of the premises at which the Theaters conduct their operations, but excluding any such claim, liability, loss, damage, cost or expense arising out of or incurred in connection with(a) Operator's operation of the Theaters in a grossly negligent manner, or arising from Operator's bad faith, material misrepresentation, or fraudulent or willful and wanton misconduct, or (b) Operator's breach of any representation, warranty or covenant contained in this Agreement (other than any such breach arising out of Owner’s failure to maintain sufficient funds in the Owner Accounts pursuant to Section 3.1).

8.4  INDEMNITY PROCEDURES.  In the event Owner or Operator, as the case may be, is, directly or indirectly, conducting the defense against any third party claim for which Operator or Owner, as the case may be, is required to indemnify the other  hereunder, Operator or Owner shall cooperate  in such defense and make available , at Operator’s or Owner’s expense, as the case may be, all such witnesses, records, materials and information in such party’s possession or under such party’ control relating thereto as is reasonably required by the other party.  If Owner or Operator, as the case may be, acknowledges its obligation to indemnify the other hereunder, such indemnifying party shall promptly pay all reasonable attorneys’ fees and other costs and expenses of the other party related to such claim upon submission of invoices therefor.

ARTICLE IX
NOTICES

All notices to be given hereunder shall be given in writing and shall be deemed given (i) when delivered by messenger with receipt obtained, (ii) when received if sent by overnight delivery service with receipt retained, (iii) when sent by telecopy if notice is also sent the same day by overnight delivery service, or (iv) by the United States mails (and, if mailed, shall be deemed received five (5) business days after the postmarked date thereof) with postage prepaid, registered or certified; and delivered or addressed to:.

If to Owner:

C/O Digital Cinema Destinations Corp.
250 East Broad Street
Westfield, NJ 07090
Fax No.:  (908) 396-1361
Attention:  Board of Managers

With a copy to:

Start Media, LLC
375 Hudson Street, 12th Floor
New York, NY 10014
Attention:  Michael J. Maher/Vinay S. Kolla

If to Operator:

Digital Cinema Destinations Corp.
250 East Broad Street
Westfield, NJ 07090
Attn: A. Dale Mayo, Chairman

Either party hereto may change the address for notices hereunder by such party giving notice of such change to the other party hereto in the manner hereinabove provided.

ARTICLE X
MISCELLANEOUS

10.1 SPECIFIC PERFORMANCE. The parties declare that it is impossible to measure in money the damages that will accrue to a party hereto by reason of a breach of this Agreement by a party hereto or a failure of a party hereto to otherwise perform any of the obligations under this Agreement. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any person against whom any such action or proceeding is brought hereby waives the claim or defense therein that such party has or had an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. Further, the parties hereto expressly agree that any non-breaching party shall have the right to injunctive relief for breach of any of the terms hereof, plus damages for such breach to the extent permitted by law.

10.2 NO WAIVER. No failure by Operator or Owner to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

10.3 FURTHER ASSURANCES. Each party hereto shall further execute and deliver all such other appropriate supplemental agreements and other instruments and take such other action as may be necessary to make this Agreement fully and legally effective, binding and enforceable as between the parties hereto and as against third parties, or as the other party may reasonably request. Owner shall be entitled to visit the Theaters at any time.

10.4 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

10.5 PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.6 ENTIRE AGREEMENT. This instrument, together with any exhibits hereto, shall constitute the entire agreement between the parties with respect to the management of the Theaters.

10.7 AMENDMENTS. Neither this Agreement nor any term or provision hereof may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

10.8 CAPTIONS. The captions to the sections of this Agreement are for the convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or any party thereof, nor in any other way affect this Agreement or any part thereof.

10.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which, when taken together, shall constitute one and the same Agreement.

10.10 AUTHORITY, BINDING AGREEMENT. Each party to this Agreement represents and warrants that (i) it is a corporation or limited liability, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) it has the requisite power to execute, deliver and perform this Agreement, (iii) the execution, delivery and performance by it of this Agreement has been duly and validly authorized by all necessary  actions, and (iv) this Agreement constitutes the legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditor's rights generally.

10.11 CONFIDENTIALITY.  Each of Owner and Operator agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable law and only to the extent required by such law.  In addition, Operator agrees that all confidential and/or proprietary information of Owner (the “Confidential Information”) will not be used by Operator or its affiliates, successors, employees, officers, directors, advisors, agents and other representatives (collectively, “Representatives”) for any purpose other than Operator’s performance of its obligations hereunder.  The Confidential Information not be disclosed or divulged by Operator or its Representatives to anyone, except (a) as necessary for Operator to perform its obligations hereunder, (b) with the prior written permission of Owner or (c) as may be required by law, rule or regulation or by the order or demand of a court or government agency or authority.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

OPERATOR:

DIGITAL CINEMA DESTINATIONS CORP.

___________________________________________________
By: A. Dale Mayo, Chairman and CEO

OWNER:

DC Surprise Cinema, LLC

____________________________________________________
By: